MJMM INVESTMENTS, LLC

"Because Tomorrow is too late"

www.mjmminvestments.com

February 27, 2008

Mr. Jon Cummings
Omega Commercial Financial Corp.
200 S. Biscayne Boulevard, Ste. 4450
Miami, Florida 33131

Re: **Consulting Agreement dated February 4, 2008**

Dear Jon:

This shall serve to memorialize our agreement, wherein we have agreed to amend the Consulting Agreement dated February 4, 2008, between Omega Commercial Financial Corp. and MJMM Investments, LLC to provide as follows:

1. Paragraph 2, Section 2.01 is hereby amended as follows:

   2.01 The term of this Agreement shall commence on the Effective Date and shall expire one (1) year thereafter (the "Initial Term"). After the Initial Term, this Agreement shall automatically renew for a consecutive six (6) month term (the "Renewal Period"), unless sooner terminated in writing by the Company no later than thirty days prior to the expiration of the Initial Term or any Renewal Period.

All other aspects of the initial agreement remain as stated.

If this meets with your understanding, please acknowledge by affixing your signature where indicated below.

Sincerely,

Mark Kaley, President

AGREED TO AND ACKNOWLEDGED BY:

Jon Cummings, President

280 Wekiva Springs Rd., Ste# 2030 • Longwood, FL 32779
Phone: (407) 884-0444 • Fax: (407) 884-0125

MJMM EQUITIES, LLC BUSINESS CONSULTING AGREEMENT

AGREEMENT made February 4, 2008, by and between MJMM Investments, LLC, a Pennsylvania Limited Liability Company, with principal offices at 280 Wekiva Springs Road, Ste. 2030, Longwood, Florida 32779 ("MJMM"), and Omega Commercial Financial Corp. (OCFN), with a principal place of business at 200 S. Biscayne Boulevard, Ste. 4450, Miami, Florida 33131 ("Client").

WITNESSETH

WHEREAS, the Client is a corporation that seeks business consulting services for the purpose of growing its business and thereby bringing the value to its shareholders, and requires additional other services further clarified in the attached Exhibit(s).

WHEREAS, MJMM represents that it is an experienced business consulting firm, and is willing and capable of performing the services outlined herein for the Client.

NOW THEREFORE, by reason of these remises and in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. APPOINTMENT OF MJMM

1.1. The Client hereby appoints MJMM to perform the services identified in Exhibit "A", a copy of which is attached hereto.

1.2. If for any reason the Client is not able to perform its obligations under this Agreement, MJMM shall bill for and be paid for its time and expenses to that point and this Agreement will be terminated. Any out-of-pocket expenses are due upon submittal of invoice.

1.3. MJMM agrees to devote the time, attention, knowledge, and skill necessary to carry out its responsibility as it pertains to the work and services covered within this Agreement and the Exhibits attached hereto. However, Client acknowledges that its cooperation is imperative and necessary to enable MJMM to perform the services covered within this Agreement.

1.4. It is acknowledged and agreed by Client that MJMM carries neither professional licenses nor memberships in any self-regulatory organizations. It is further acknowledged and agreed by the Client that MJMM is not rendering legal advice or performing accounting services and is not acting and shall not act as an investment advisor or broker/dealer within the meaning of any applicable state of federal securities law.

1.5. MJMM may use all of Client's Intellectual Property necessary for MJMM to provide the Services, including but not limited to using Client's name, logo and trademarks on any web site maintained by MJMM or in any promotional materials created in providing Services. Client will not link any other web site to a web site maintained by MJMM without the prior written consent of MJMM. Except as expressly granted hereby, this Agreement does not give either party any right, title or interest in or to the Intellectual Property of the other party.

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After this Agreement has been terminated, all right, title and interest in and to each party's Intellectual Property shall be held solely by that party.

1.6. After this Agreement has been executed, MJMM shall meet with Client to discuss business strategies and layout a timeline for the expected services contained herein.

2. COMPENSATION

2.1. The term of this Agreement shall commence on the Effective Date and shall expire six (6) months thereafter (the "Initial Term"). After the Initial Term, this Agreement shall automatically renew for consecutive six (6) month terms (the "Renewal Period"), unless sooner terminated in writing by the Client no later than thirty days prior to the expiration of the Initial Term or any Renewal Period.

2.2. As compensation for MJMM's services required hereunder, MJMM shall be entitled to receive:

(a) Cash Value: Cash value of contract is Four Hundred Fifty Thousand Dollars ($450,000.00).

(b) Compensation: On a monthly basis MJMM shall be entitled to receive Seventy-five Thousand U.S. Dollars ($75,000.00) per month due the 1st of each month. If payment is made in stock MJMM shall be entitled to receive Seventy-five Thousand U.S. Dollars ($75,000.00) per month worth of free trading shares of company common stock due the 4th of each month. The first and last month's payment of 500,000 free trading shares common stock is due and payable upon the signing of this Agreement. Commencing on or before March 4, 2008, all subsequent monthly payments will be delivered from the escrow account as described in Section 2.03 below. All shares are earned when received.

(c) Options: As compensation, MJMM will have the right to purchase One Million Dollars ($1,000,000.00) worth of free trading shares common stock at a Fifty percent (50%) discount to market of the ten (10) day average closing bid price. Should the MJMM elect to exercise the above-described option, the free trading shares common stock purchased under this option shall be delivered to MJMM from the escrow account as described in Section 2.03 below. The option described herein shall expire after one (1) year.

(d) All services identified in Section 1.01 through and including 1.06 shall commence upon the issuance and receipt by MJMM of free trading shares in the Client. All other services will be provided from the Effective Date.

2.3. Escrow Account: Client agrees to deposit 8,000,000 free trading shares common stock in an escrow account with J. Bennett Grocock, Esq., an SEC attorney, upon the signing of this Agreement. Should the MJMM elect to exercise

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the Option described in Section 2.02(c) the free trading shares common stock purchased under that option shall be delivered to MJMM from the escrow account upon receipt by the escrow agent of a certified or bank check from the MJMM. Pursuant to Section 2.02(b), commencing on or before March 4, 2008, and continuing throughout the Initial Term of this Agreement, on or before the 4th of each month, Seventy-five Thousand U.S. Dollars ($75,000.00) worth of free trading shares of company common stock will be released from the escrow account. After expiration of this Agreement any free trading shares common stock remaining in escrow will be returned to the Client.

2.4. Right of First Refusal. During the term of this Agreement, Client agrees to provide MJMM with an exclusive right of first refusal to acquire any free trading equity in Client, its successors and/or assigns, as may become available from time to time, as a result of any of the following, which list shall neither be deemed to be exhaustive or limited to: officer debt, director debt, and/or third party debt, Rule 504 offerings, Rule 506 offerings, and/or other investment vehicles which may be included in registrations with any governmental or regulatory authority. However, this list shall not be deemed to include founder's stock and other stock issued pursuant to Rule 144.

3. CLIENT RESPONSIBILITIES

3.1. It will be the Client's responsibility to execute all forms and documents reasonable and necessary to enable MJMM to perform the services identified herein. In addition, Client shall return telephone calls and email correspondence in a timely manner.

3.2. Client agrees to respond to requests for additional information made by MJMM, principals, associates and affiliates, in a timely manner.

4. REPRESENTATIONS AND WARRANTIES

4.1. Representations and Warranties of Client. Client represents, warrants and agrees:

a. Client has the legal capacity and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by Client and is its legal, valid and binding agreement, enforceable against Client in accordance with its terms. Client's execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate the governing documents of Client or any of its affiliates or any obligations of Client or any of its affiliates, whether arising by contract, operation of law or otherwise.

b. There is not pending or threatened any action, suit or proceeding before or by any court or other governmental body or regulatory authority to which Client or any of its employees or affiliates is or may be a party or any of its properties is or may be subject, and no event has occurred that might affect Client's ability to execute, deliver and

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perform its obligations under this Agreement. Without limiting the foregoing, none of Client and Client's employees and affiliates

i. is subject to an order of the U.S. Securities and Exchange Commission (the "SEC") or any other securities regulatory authority relating to,

ii. has been convicted of any felony or misdemeanor involving,

iii. has been found by the SEC or any other securities regulatory authority to have engaged in, or has been convicted of engaging in, or

iv. has been found liable in any civil proceeding with respect to, a violation of any federal securities law or any securities law of any other jurisdiction, or the rules or regulations there under, or aiding, abetting, counseling commanding, inducing or procuring such a violation by another person.

c. All offers and sales of securities issued by Client, if any, have complied and will comply with the securities and other laws, and the rules and regulations there under, of each jurisdiction in which any such offer or sale was or is made. Without limiting the foregoing, Client has timely filed all documents with the SEC (the "SEC Reports"). The SEC Reports comply in all respects with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations there under. None of the SEC Reports contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Client's financial statements included in the SEC Reports comply in all respects with applicable accounting requirements and the published rules and regulations of the SEC, have been prepared in accordance with generally accepted accounting principles (except, in the case of un-audited statements, as permitted by Regulations S-X) applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present Client's financial position as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of un-audited statements, to normal year-end audit adjustments).

d. All information, documents and other materials provided by the Client to MJMM in connection with the Services (the "Information") are accurate, complete, true and correct, and no such Information, documents or other material contains any untrue statement of a material fact or omits to state the statements therein, in light of the circumstances under which they are made, not misleading.

e. Client owns, or has the contractual right to use, all intellectual property it uses in its business, including, without limitation, all trade secrets, licenses, trademarks, service marks, trade names, logos,

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brands, copyrights, patents, franchises, proprietary technology, domain names and permits (collectively, "Intellectual Property"). Neither Client nor any of its employees or affiliates is in breach of any license or agreement between Client and any third party with respect to Client's Intellectual Property and neither Client nor any of its employees or affiliates has infringed or is infringing on any Intellectual Property of another party.

f. The foregoing representations and warranties shall continue during the term of this Agreement and if any event occurs that could make any of the foregoing incomplete or inaccurate; such event shall be deemed to be a material breach by Client of this Agreement and Client immediately shall notify MJMM of such event.

4.2. Representations and Warranties of MJMM: MJMM represents and warrants to Client and agrees with Client that:

a. MJMM has the legal capacity and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by MJMM and is its legal, valid and binding Agreement, enforceable against MJMM in accordance with its terms. MJMM's execution of this Agreement and the performance of its obligations hereunder do not conflict with or violate MJMM's governing documents or any obligations by which 'MJMM is bound, whether arising by contract, operation of law or otherwise.

b. MJMM is authorized to conduct business under the laws of each jurisdiction where it is required to be so authorized, and shall maintain such authorizations during the term of this Agreement if required by applicable law to do so to provide the Services to Client. MJMM shall provide the Services in compliance with all applicable laws and regulations.

5. CONFIDENTIALITY

5.1. Both MJMM and the Client agree that it will not at any time, or in any fashion or manner divulge, disclose or otherwise communicate to any person or corporation, in any manner whatsoever, any information of any kind, nature, or description concerning any matters affecting or relating to the business of each others company. This includes its method of operation, or its plans, its processes, or other data of any kind or nature that they know, or should have known, is confidential and not already information that resides in the public domain.

5.2. Both the Client and MJMM expressly agree that confidentiality of these matters is extremely important and gravely affect the successful conduct of business of each company, and its goodwill, and that any breach of the terms of this section is a material breach of this Agreement.

5.3. The provisions of this section shall survive termination of the Agreement.

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Need to put a Floor and MJMM get paid pro rata until [illegible] is paid

6. TERMINATION

6.1. In the event of a breach of this agreement by Client, Client shall be responsible for any outstanding fees and expenses. MJMM shall have the right to terminate this Agreement on the grounds of the Client's failure to remit the required monthly payments or in the event of any breach of the Agreement by Client. Client has the right to terminate this agreement with thirty (30) days written notice. The parties agree that written notice will be deemed accepted and received by the parties via certified mail delivered to the address above or fax notification. In the event of termination, if the value of the last month's compensation is valued less than the contracted for amount then MJMM can remove from escrow the balance of the difference in dollar value of the last month's payment and the then dollar value of the last month's payment.

7. MISCELLANEOUS TERMS

7.1. Anti-dilution Notification Clause. The Client must notify the MJMM in writing at least 30 days prior to any new shares being added to the Client's outstanding share total; including notifying the MJMM if any new shares are being added to the Client's float. Officers of the company must notify the MJMM of any transactions regarding the Client's security. If Client violates the anti-dilution clause, then Client must pay MJMM 1.5 times cash value for any shares the MJMM holds as part of its compensation for this agreement.

7.2. Attorneys Fees. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute.

7.3. Context. Wherever the context so requires, the singular number shall include the plural and the plural shall include the singular.

7.4. Captions. The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

7.5. Severance. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

7.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and, when taken together shall constitute one and the same instrument.

7.7. Assignment. Neither Client, nor MJMM, shall have the right to assign or delegate this Agreement or any rights or obligations created hereby unless the non-assigning party expressly approves the assignment in writing.

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7.8. Authority to Bind. A responsible officer of each party has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of that party to execute it.

8. ENTIRE AGREEMENT

8.1. This written Agreement contains the sole and entire agreement between the parties. It supersedes any and all other agreements by and between the parties. The parties acknowledge and agree that neither has made any representation with respect to the subject matter of this Agreement or induced in any way the execution and delivery of this Agreement except as expressly stated in the terms of this Agreement. The parties further acknowledge that any previous statements or representations made by either party to the other are now null and void and of no effect.

8.2. This Agreement may be amended only in writing, signed by both parties listed above.

9. ARBITRATION

9.1. It is agreed by the parties that disputes arising out of the execution or interpretation of this Agreement shall be arbitrated under the rules of the American Arbitration Association with meetings held in New York. If legal action is taken to enforce this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees, interest, if applicable, plus arbitration cost for the expense of collection or defense of the action at the discretion of the arbitrator(s).

10. JURISDICTION

10.1. This Agreement shall be deemed executed in the State of New York and shall be construed under the laws of the State of New York.

11. ENFORCEABILITY OF AGREEMENT

11.1. This Agreement shall neither be deemed to be nor be enforceable until executed by MJMM. Further, should the parties fail to execute this Agreement within thirty (30) days from the date of delivery of this Agreement, then this Agreement and all the terms and conditions contained herein shall become and be deemed null and void and neither party named herein shall be bound hereby. MJMM, without the consent of Client, shall have the sole option to extend the time requirements set forth within this section 8, and any request by Client to extend the time requirements set forth in section 8 must be approved by MJMM in writing.

12. CLAIMS, ACTIONS OR PROCEEDINGS RELATING TO THE ISSUANCE OF STOCK COMPENSATION

12.1. In the event that Client compensates MJMM with stock, then Client agrees to indemnify and hold harmless MJMM from any action, claim or proceeding resulting from the issuance of the shares. Said indemnification shall include all

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fees and costs including reasonable attorney's fees which MJMM may incur. MJMM shall have the right to designate its own counsel for representation arising out of any indemnification and the costs thereof shall be borne by Client.

13. NOTICE

13.1. All notices must be in writing and sent to the appropriate address list above, or to such other address as either party may request so long as said request is in writing, by first class mail and either certified mail return receipt requested or overnight courier service. Notice shall be deemed given as of the date of deposit with the United States Postal Service (in the case of certified mail) or overnight courier.

14. DEFAULT

14.1. If at any time, Client shall be in default of the payment provisions of this contract for a period greater than ten (10) days, all services provided by MJMM under this Agreement shall be suspended until such time as payment in full of any outstanding balance is made and services under the Agreement shall be reinstated on the day after the day on which payment is received. MJMM reserves the right, at MJMM's sole option, to submit and assign any outstanding balance to an independent third party for the purpose of collecting any outstanding balance owed MJMM.

15. LIMITATIONS ON LIABILITY

15.1. The obligations of MJMM under this Agreement are limited solely to furnishing the Services to Client. MJMM provides the Services without warranty of any kind, either express or implied, including but not limited to the implied warranties of merchantability and fitness for a particular purpose, which MJMM disclaims. MJMM does not guarantee or make any representations or warranties regarding the results or benefits of the Services. Client is responsible for all information, including, but not limited to, Client's Intellectual Property, that is transmitted, published, distributed, presented or otherwise disseminated in connection with or as a result of the Services. MJMM shall not be liable to Client or any of its shareholders, employees, officers, directors or affiliates for any direct, indirect, consequential, incidental, special or punitive damages, including but not limited to lost profits, loss of opportunity and other damages (collectively "Damages").

16. CONFLICTS OF INTEREST

16.1. MJMM and other MJMM divisions and associates provide services similar to the Services, as well as other services, to other Clients, including Client's competitors. This creates conflicts of interest over MJMM's time devoted to providing the Services and providing services to other Clients. MJMM will attempt to resolve all such conflicts in a manner that is generally fair to all of its Clients.

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16.2. Affiliates of MJMM are in the business of making investments and providing investment advice. The Affiliates may purchase or sell securities of Client. MJMM and the Affiliates shall not be liable to Client or its shareholders, employees, officers, directors or affiliates, or any other party, for any direct, indirect, consequential, incidental, special or punitive damages.

16.3. Certain Circumstances: MJMM assumes no responsibility for any occurrences beyond MJMM's control.

17. DISCLAIMER OF RESPONSIBILITY FOR ACTS OF CLIENT

17.1. In no event shall MJMM be authorized or required by this Agreement to represent or make management decisions for the Client. MJMM shall, under no circumstances, be made liable for any expense incurred or loss suffered by the Client as a consequence of such decisions by the MJMM or any affiliates or subsidiaries of the Client as a result of services performed by MJMM hereunder. MJMM DISCLAIMS ANY AND ALL WARRANTIES RESPECTING THE SERVICES AND ACTIVITIES, INCLUDING ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL MJMM BE LIABLE FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, HOWEVER CAUSED, EVEN IF MJMM HAS BEEN ADVISED OF THE POSSIBILITY OF LIKLIHOOD OF SUCH DAMAGES. IN NO EVENT SHALL MJMM'S LIABILITY FOR DAMAGES UNDER OR RELATING TO THIS AGREEMENT, REGARDLESS OF HOW ARISING, EXCEED THE AMOUNT OF CASH COMPENSATION PAID TO MJMM HEREUNDER.

18. INDEPENDENT CONTRACTOR

18.1. MJMM is and will hereafter act as an independent contractor and not as an employee of Client, and nothing in this Agreement may be interpreted or construed to create any employment, partnership, joint venture or other relationship between MJMM and Client. Nothing contained herein shall be considered to create an employer-employee relationship between the parties to this Agreement. The Client shall not make social security, workers' compensation or unemployment insurance payments on behalf of MJMM. The parties hereto acknowledge and agree that MJMM cannot guarantee the results of any of the services rendered or to be rendered by MJMM. Rather, MJMM shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice. MJMM will use its reasonable business efforts in providing services to Client.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MJMM Investments, LLC	Omega Commercial Financial Corp. (OCFN)
By:	By:
Mark C. Kaley, President	Jon Cummings, President

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EXHIBIT "A"
(MANAGEMENT CONSULTING AND AGENT SERVICES)

At the direction of and with the consent of the Client, MJMM has agreed to retain Management Solutions International, Inc. ("MSI") to provide the services described below under the terms and conditions set forth in this Agreement and the MJMM will work closely with the Client to set priorities and objectives to be accomplished during this engagement.

A) Assist in Defining Capital needs and Sources and Uses of Funds.

B) Work closely with Client to develop a Business Plan

C) Assist Client's Attorney in drafting a Private Placement Memorandum and Subscription.

D) Assist in the preparation of all of the appropriate form filing to raise private capital.

E) Research and evaluate current and future acquisition candidates based on the Client's outlined acquisition strategy.

F) Analyze, Evaluate and do preliminary Due Diligence on any current and future acquisition candidates. This includes meetings in Person, by Phone, Fax, Email, etc.

G) Evaluate existing and Develop new Distribution Channels for the Client's products. MSI shall receive a commission of five (5%) percent of gross sales in like kind for any sales made through the direct efforts of MSI and/or through any distribution channels which MSI develops. This subsection shall survive termination of the agreement.

H) Layout Timeline and Action Plan based on the outlined acquisition strategy.

I) Prepare and develop a corporate financial website for Client targeted at the financial community. In the event that either the Client terminates this Agreement at any time after its execution or the Client is in default or breach of this Agreement for any reason whatsoever, then MJMM, at MJMM's sole option and in MJMM's sole discretion, shall have the right to discontinue the maintenance and hosting of Client's website and, further, MJMM shall not be under any obligation to continue the services described in this Agreement or the Exhibits annexed hereto and, further, ownership of the content and design of the website and domain name shall revert back to and vest in MJMM.

J) Assist Client in editing Press Releases and keeping a calendar of Press Releases going out four (4) weeks.

K) General Business Consulting (answering questions, giving advice, introductions) as required.

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